EXHIBIT 99.1

Regency Centers Corporation

Press Release

www.RegencyCenters.com	CONTACT: LISA PALMER
(904) 598-7636

REGENCY CENTERS REPORTS PRELIMINARY FOURTH QUARTER & YEAR END RESULTS

Jacksonville, Fla. (February 4, 2009) — Regency Centers Corporation announced today preliminary financial and operating results for the quarter and year ended December 31, 2008.

Funds From Operations (FFO) for the fourth quarter was $50.8 million, or $0.72 per diluted share, compared to $81.2 million and $1.16 per diluted share for the same period in 2007. For the year ended December 31, 2008, FFO was $263.8 million, or $3.75 per diluted share, compared to $293.9 million or $4.20 per diluted share for the same period in 2007. The decline in FFO was primarily due to impairment charges and an increase in the write-off of dead deal costs as well as a lower level of development gains in 2008. Excluding the impacts of impairments and dead deal costs, FFO per share would have been $4.47 per share, or 6.4% higher than 2007. Regency reports FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT) as a supplemental earnings measure. The Company considers this a meaningful performance measurement in the Real Estate Investment Trust industry.

Net income for common stockholders for the quarter was $16.0 million, or $0.23 per diluted share, compared to $50.6 million and $0.72 per diluted share for the same period in 2007. Net income for the year ended December 31, 2008 was $129.2 million or $1.84 per diluted share, compared to $184.0 million and $2.65 per diluted share for the same period in 2007. These results are preliminary, unaudited results and are subject to revision pending the resolution of the timing of gains on properties previously sold to co-investment partnerships, an accounting question described below which has recently been indentified in connection with the pending liquidation of two of these co-investment partnerships during the first quarter of 2009.

Portfolio Results

For the three months ended December 31, 2008, Regency’s results for wholly-owned properties and its pro-rata share of co-investment partnerships were as follows:

•	Same store net operating income (NOI) growth: 3.0%
•	Same store rental rate growth on a cash basis: 7.8%
•	Leasing transactions: 436 new and renewal lease transactions for a total of 1.2 million square feet

For the year ended December 31, 2008, Regency’s results for wholly-owned properties and its pro-rata share of co-investment partnerships were as follows:

•	Same store net operating income (NOI) growth: 2.6%
•	Same store rental rate growth on a cash basis: 10.6%
•	Percent leased (operating properties only): 93.8%
•	Leasing transactions: 1,767 new and renewal lease transactions for a total of 5.7 million square feet

Acquisitions, Capital Recycling and Co-investment Partnerships

During the year Regency and its partners sold $394.4 million of consolidated and unconsolidated operating and development properties. In the fourth quarter two wholly-owned operating properties were sold at a gross sales price of $19.3 million and a weighted average cap rate of 8.17%. Three completed developments were sold at a gross sales price of $28.0 million and a weighted average cap rate of 7.56%. During the quarter the Company sold six outparcels at a gross sales price of $9.6 million.

In the fourth quarter Regency recorded $19.7 million of promote income from the Regency-Oregon partnership based on outperforming the NCREIF index since the inception of the partnership and a hurdle rate outlined in the partnership agreement.

Subsequent to December 31, 2008, Regency and its joint venture partner Macquarie Countrywide Trust (MCW) began the dissolution process, at MCW’s election, for two of their initial co-investment entities. As a result of the dissolution, the portfolio assets will be transferred to MCW and Regency, to return to them their respective interests, as a distribution in kind (DIK) after a selection process as provided for by the terms in the original partnership agreement. The process allows a one-for-one selection rotation, with Regency selecting first, until the aggregate value of the properties selected by Regency, as determined by appraisal, equals Regency’s existing ownership interest. The dissolution of the entities results in a liquidation management fee payable to Regency expected to be in the range of $11 million to $13 million, which will be recorded in 2009 and paid to Regency in the form of additional property distributions as part of the selection process described above. The dissolution is expected to be completed by the end of March subject to required lender consents for ownership transfer. MCW and Regency remain partners in three co-investment entities that in total own and operate 123 assets.

Development

During the fourth quarter, the Company started two new development projects representing $24.0 million of estimated net costs after partner participation. These starts have an expected NOI yield of 9.79% on net development costs after partner participation. As of December 31, 2008, the Company had 48 projects under development for an estimated total net investment at completion of $993 million and an expected return of 8.12% on net development costs after partner participation. Construction has been phased at several projects, and once fully built out, the expected return increases to 8.6% which represents an estimated net development cost of $1.1 billion. The in-process developments are 78% funded and 85% leased and committed, including tenant-owned GLA.

Impairment Charges and Dead Deal Costs

Given the direct negative impact the current distressed economic environment and lack of liquidity has had on commercial real estate, the Company thoroughly reviewed its operating assets, in-process developments, land held, outparcels and unconsolidated investment partnerships for impairment. To the extent that the book value of a land parcel or property, based on its intended holding period, exceeded the fair value of the asset, a non-cash impairment charge was recognized for the difference. The Company recorded non-cash impairment charges of $33.0 million or $0.47 per share in the fourth quarter, and a total of $34.9 million or $0.50 per share for the full year. These impairments were on seven operating assets, one land parcel held for development, one in process development, several outparcels and Regency’s investment in two unconsolidated partnerships.

In addition to impairment charges, the Company incurred $10.9 million or $0.15 per share of dead deal costs in the fourth quarter, and $15.5 million or $0.22 per share for the year. These combined charges reduced FFO per share by $0.72 for the year, $0.62 of which was in the fourth quarter.

Capital Markets

For the year, Regency placed $250.2 million of secured mortgages in its co-investment partnerships at a weighted average rate of 6.3% and term of 8.6 years; $102.1 million was funded in the fourth quarter. During the quarter, Standard and Poor’s and Moody’s affirmed Regency Centers’ corporate credit rating and senior unsecured ratings at BBB+ and Baa2, respectively.

Executive Management and Board of Directors Changes

Mary Lou Fiala, President and Chief Operating Officer, has announced that she will retire at the end of 2009. Effective immediately, Brian Smith will succeed Mary Lou as President while also maintaining his responsibilities as Chief Investment Officer. Ms. Fiala has committed to remain as Chief Operating Officer and Vice Chairman until her departure.

“Although it is always difficult to eventually lose a dedicated talent like Mary Lou, we are extremely fortunate to have a gifted, experienced and accomplished leader, who knows the shopping center business so well and is engrained in Regency’s special culture. It was an easy and natural decision for me with the Board’s strong endorsement to tap Brian Smith as Regency’s next President,” said Martin “Hap” Stein, Jr., Regency Centers chairman and chief executive officer.

In addition to Chief Financial Officer, Bruce Johnson has been named Executive Vice President. “This elevated title recognizes the vital contributions as a top executive that Bruce has made over the years. His wise and experienced leadership has been invaluable as we have been navigating the dangerous land mines during the crises in the financial markets and economy,” said Mr. Stein.

“Although Mary Lou is planning to retire at the end of 2009, she will continue to stay longer if conditions dictate. Initially there will not be a significant change in responsibility between Mary Lou and Brian. They, along with Bruce and me, will continue to work seamlessly as a team in our respective roles,” said Mr. Stein.

After her retirement as COO, Ms. Fiala will remain on the Board of Directors. Mr. Smith has been nominated to join the Board at the Annual Meeting in May. Additionally, Terry Worrell has informed the Board that he is not planning to stand for reelection when his term expires at the Annual Meeting. Mr. Stein said, “We will miss Terry as a friend, colleague, and advisor. His street wise instincts and excellent business acumen and insights made him a terrific steward for Regency’s shareholders.”

Dividend

On February 3, 2009, the Board of Directors declared a quarterly cash dividend of $0.725 per share, payable on March 4, 2009 to shareholders of record on February 18, 2009. This represents $2.90 on an annualized basis. The Board also declared a quarterly cash dividend of $0.46563 per share of Series 3 Preferred stock, payable on March 31, 2009 to shareholders of record on March 2, 2009; a quarterly cash dividend of $0.45313 per share of Series 4 Preferred stock, payable on March 31, 2009 to shareholders of record on March 2, 2009; and a quarterly cash dividend of $0.41875 on the Series 5 Preferred stock, payable on March 31, 2009 to shareholders of record on March 2, 2009.

Earnings Guidance

Regency’s 2009 FFO per share is expected to be in the range of $3.30 to $3.70. The guidance range assumes transaction profits net of taxes and dead deal costs of $15 million to $28 million, or approximately $0.21-$0.39 per share.

Pending Accounting Resolution of Timing of Recognition of Gains on Property

The recent distribution-in-kind (DIK) of assets resulting from the dissolution of entities in the Regency-Macquarie CountryWide partnership, described above, raised a timing question under FAS 66 regarding when partial gains from sales of properties to certain co-investment partnerships should be recognized. This is the first and only dissolution of a co-investment partnership since Regency’s co-investment program began in 2000. Regency’s auditor, KPMG LLP, has historically agreed with the Company’s interpretation of FAS 66 in accounting for these gains. However, due to the absence of any specific accounting literature regarding DIKs in liquidation, and based on KPMG’s advice, Regency will seek guidance from the staff of the Securities and Exchange Commission (SEC) regarding this question.

Regency historically has recognized partial gains on the sale of properties to co-investment partnerships at the closing date, which exclude the portion attributable to its percentage interest in the partnership. If the partnership subsequently sold the property to a third party, Regency would then recognize gain on the portion of the property attributable to its ownership interest which had been deferred.

The question has arisen whether Regency’s rights under certain co-investment partnership agreements that allow Regency to call for a liquidation of the entity, after 3-5 years, and in so doing, receive a DIK, in the form of properties, of its percentage ownership for which a gain was not recorded, are, in substance, an option to reacquire properties sold to them. There is no interpretive authority directly addressing whether DIK rights constitute options. If these rights are deemed to be options, then under paragraph 26 of FAS 66, all partial gains previously recognized by Regency on the sale of properties that are still owned by these partnerships would be deferred until such time the partnership is liquidated or property is sold to a third party. To the extent any such partnership subsequently sold a property during the period in question, deferred gain on that property would be recognized at the resale date.

If these accounting adjustments are made, Regency’s initial estimate of the effects are as follows:

•	There would be no impact on the cash proceeds received by Regency from the sales to the co-investment partnerships or on the accounting that Regency has applied at the joint venture level.
•	Net income reported for the third quarter of 2008 would be reduced by approximately $20 million, representing partial gains recognized on property sales to a Columbia Regency partnership.
•	Net income would be increased for the full year 2007 by approximately $9 million with the impact on any given quarter during 2007 being less than $6 million.
•	Net income for the year ended December 31, 2006 would be increased by less than $500,000.
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The total estimated impact on years 2000 – 2005 would be a decrease to previously reported retained earnings of approximately $58 million and would represent approximately 3.2% of Regency’s stockholders’ equity as of December 31, 2005.

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The estimated future effect on years after 2008 would be to increase future net income by the gains deferred, of which a portion will be recognized in 2009 upon the completion of the dissolution and DIK of the Macquarie partnerships described above. In other words, the Company would recognize in 2009 the gains previously reported related to sales to these two entities on properties that are distributed to Macquarie in the liquidation.

Regency has historically not reported FFO in its financial statements and any discussion of FFO would be handled by separate means.

Conference Call

In conjunction with Regency’s fourth quarter results, you are invited to listen to its conference call that will be broadcast live over the internet on Thursday, February 5 at 10:00 a.m. EST on the Company’s web site www.RegencyCenters.com. If you are unable to participate during the live webcast, the call will also be archived on the web site.

The Company has published additional forward-looking statements in its fourth quarter 2008 supplemental information package that may help investors estimate earnings for 2009. A copy of the Company’s fourth quarter 2008 supplemental information will be available on the Company’s web site at www.RegencyCenters.com or by written request to Diane Ortolano, Investor Relations, Regency Centers Corporation, One Independent Drive, Suite 114, Jacksonville, Florida, 32202. The supplemental information package contains more detailed financial and property results including financial statements, an outstanding debt summary, acquisition and development activity, investments in partnerships, information pertaining to securities issued other than common stock, property details, a significant tenant rent report and a lease expiration table in addition to earnings and valuation guidance assumptions. The information provided in the supplemental package is unaudited and there can be no assurance that the information will not vary from the final information for the quarter and year ended December 31, 2008. Regency may, but assumes no obligation to, update information in the supplemental package from time to time.

Reconciliation of Net Income to Funds From Operations—Actual Results

For the Periods Ended December 31, 2008 and 2007	Three Months Ended		Year to Date
	2008	2007	2008	2007
Net income for common stockholders	$16,035,817	$50,560,865	$129,168,122	$183,975,177
Adjustments to reconcile to Funds from Operations:
Depreciation expense – consolidated properties	22,937,395	20,987,526	89,533,695	77,307,673
Depreciation and amortization expense – uncons properties	10,794,386	10,448,747	42,379,867	42,547,685
Consolidated JV partners' share of depreciation	(144,429)	(129,461)	(539,645)	(481,404)
Amortization of leasing commissions and intangibles	3,760,999	3,207,432	14,017,847	12,106,277
Gain on sale of operating properties, including JV's	(2,726,623)	(4,235,866)	(11,709,080)	(23,214,823)
Minority interest of exchangeable partnership units	140,086	379,845	996,831	1,650,067

Funds From Operations	50,797,631	81,219,088	263,847,637	293,890,652

Dilutive effect of share-based awards	(159,422)	(210,064)	(637,689)	(790,222)

Funds From Operations for calculating Diluted FFO per Share	50,638,209	81,009,024	263,209,948	293,100,430

Weighted Average Shares For Diluted FFO per Share	70,232,476	69,931,926	70,173,419	69,809,383

Reported results are preliminary and not final until the filing of our Form 10-K with the SEC and, therefore, remain subject to adjustment.

Regency Centers Corporation (NYSE: REG)

Regency is the leading national owner, operator, and developer of grocery-anchored and community shopping centers. At December 31, 2008, the Company owned 440 retail properties, including those held in co-investment partnerships. Including tenant-owned square footage, the portfolio encompassed 59.1 million square feet located in top markets throughout the United States. Since 2000 Regency has developed 195 shopping centers, including those currently in-process, representing an investment at completion of nearly $3.0 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on forms 10K and 10Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.